EXHIBIT 99.1


Laboratory Corporation of America-Registered Trademark- Holdings
358 South Main Street
Burlington, NC   27215
Telephone:  336-584-5171


FOR IMMEDIATE RELEASE

Contact:     336-436-4855
Pamela Sherry
Investor@labcorp.com

Shareholder Direct:     800-LAB-0401
www.labcorp.com

LABORATORY CORPORATION OF AMERICA-REGISTERED TRADEMARK-
ANNOUNCES 2004 SECOND QUARTER RESULTS


EPS Increases 16.7 Percent to $0.70; EBITDA Margin Hits 26.9 Percent of Net Sales; Operating Cash Flow Increases 19 Percent;
Company Increases Annual EPS Guidance for 2004

Burlington, NC, July 22, 2004 - Laboratory Corporation of America-REGISTERED TRADEMARK- Holdings (LabCorp-REGISTERED TRADEMARK-) (NYSE: LH) today announced results for the quarter and six-months ended June 30, 2004.

Second Quarter Results
----------------------
Net earnings increased 13.8 percent to $98.3 million, compared to second quarter 2003 net earnings of $86.4 million. Earnings per diluted share (EPS) increased 16.7 percent to $0.70 per diluted share, versus $0.60 per diluted share in the second quarter of 2003. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $210.8 million for the quarter, or
26.9 percent of net sales, compared to $187.4 million, or 25.2 percent of net sales, for the same period in 2003.

Revenues for the quarter were $784.3 million, an increase of 5.5 percent compared to the same period in 2003. Compared to the second quarter of 2003, testing volume, measured by accessions, increased approximately 5.0 percent, and price increased 0.5 percent.

During the quarter, the Company repurchased approximately $115 million of stock under its $250 million stock repurchase program, representing approximately 2.9 million shares. Operating cash flow increased 19 percent to $146.7 million, and the cash balance at the end of the quarter was $182 million.

Six-Month Results
-----------------
Net earnings for the period increased to $185.6 million, or $1.30 per diluted share, compared to 2003 six-month net earnings of $160.3 million, or $1.10 per diluted share. EBITDA were $401.9 million, or 26.2 percent of net sales, compared to $353.1 million, or 24.3 percent of net sales, for the same period in 2003.

Revenues for the period were approximately $1,536.8 million, an increase of 5.6 percent compared to the same period in 2003. This increase was driven by an increase in testing volume.

During the first half of the year, the Company repurchased approximately $182 million of stock under its $250 million stock repurchase program, representing approximately 4.6 million shares. Operating cash flow for the period increased 14 percent to $294.3 million.

Based on its strong performance during the first half of the year, the Company is increasing its annual EPS guidance for 2004. LabCorp now expects 2004 EPS to be in the range of $2.55 to $2.60, as compared to the Thomson First Call mean estimate of $2.51.

"We are extremely pleased with our financial performance this quarter," said Thomas P. Mac Mahon, chairman and chief executive officer. "Our commitment to executing a proven strategy that expands our national network and enhances our genomic and esoteric testing capabilities has again delivered outstanding results for LabCorp's shareholders. By following this successful strategy and consistently managing both revenues and expenses for optimal performance, LabCorp continues its efforts to lead the industry in terms of scientific expertise, profitability, cash generation and shareholder return."

The Company today is filing an 8-K that will include additional information on its business and operations, including updated financial guidance for 2004. This information will also be available on the Company's Web site. Analysts and investors are directed to this 8-K and the Web site to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held at 9:30 a.m. Eastern Time and is available in a listen-only mode by dialing 415-247-8505. A telephone replay of the call will be available through July 29, 2004 and can be heard by dialing 800-633-8284 (402-977-9140 for international callers). The access code for the replay is 211-96-716. A live online broadcast of LabCorp's quarterly conference call on July 22, 2004 will be available at www.labcorp.com or at www.streetevents.com beginning at 9:30 a.m. Eastern Time. This webcast will be archived and accessible continuing through August 22, 2004.

Laboratory Corporation of America America-REGISTERED TRADEMARK- Holdings is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $2.9 billion in 2003, over 23,000 employees nationwide, and more than 220,000 clients, LabCorp offers over 4,400 clinical assays ranging from blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN;
The Center for Esoteric Testing in Burlington, NC; and DIANON Systems, Inc. based in Stratford, CT. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our Web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2003, and subsequent SEC filings.

- End of Text -

- Table to Follow -



LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

                                            Three Months Ended
                                                 June 30,
                                                (unaudited)
                                           --------------------
                                             2004         2003
                                            ------       ------

Net sales                                 $  784.3     $  743.7
Cost of sales                                444.6        427.2
Selling, general and administrative          165.0        164.1
Amortization of intangibles and
   other assets                               10.5          9.5
                                           -------      -------
Operating income                             164.2        142.9
                                           -------      -------
Other income (expense)                        (0.8)        (0.2)
Investment income                              0.4          2.4
Interest expense                              (9.3)       (10.0)
Income from equity investments                12.1         11.3
                                           -------      -------
Earnings before income taxes                 166.6        146.4
Provision for income taxes                    68.3         60.0
                                           -------      -------
Net earnings                              $   98.3     $   86.4
                                           =======      =======

Diluted earnings per common share:
---------------------------------
Net earnings                              $   0.70     $   0.60
                                           -------      -------

Weighted average shares outstanding          141.3        145.0
                                           -------      -------
EBITDA                                    $  210.8    $   187.4
                                           -------      -------


LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

                                             Six Months Ended
                                                 June 30,
                                                (unaudited)
                                           --------------------
                                             2004         2003
                                            ------       ------

Net sales                                 $1,536.8     $1,455.9
Cost of sales                                879.5        842.9
Selling, general and administrative          328.0        327.4
Amortization of intangibles and
   other assets                               20.8          18.0
                                           -------      -------
Operating income                             308.5        267.6
                                           -------      -------
Other income (expense)                        (0.9)        (0.3)
Investment income                              0.9          4.7
Interest expense                             (18.6)       (21.4)
Income from equity investments                24.7         21.1
                                           -------      -------
Earnings before income taxes                 314.6        271.7
Provision for income taxes                   129.0        111.4
                                           -------      -------
Net earnings                              $  185.6     $  160.3
                                           =======      =======

Diluted earnings per common share:
---------------------------------
Net earnings                              $   1.30     $   1.10
                                           -------      -------

Weighted average shares outstanding          142.3        145.7
                                           -------      -------
EBITDA                                    $  401.9    $   353.1
                                           -------      -------


LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

                                 (Unaudited)
                                    June 30,          December 31,
                                    2004                   2003
                              ------------------     --------------
Cash and cash equivalents        $   182.2              $   123.0
Accounts receivable, net             452.5                  432.5
Property, plant & equipment          356.0                  361.3
Intangible assets, net             1,870.5                1,857.3
Investments in equity affiliates     493.6                  505.3
Other assets                         116.2                  135.5
                                  --------               --------
                                 $ 3,471.0              $ 3,414.9
                                  ========               ========

Total bank debt                  $     2.4              $     2.8
Zero coupon-subordinated notes       528.4                  523.2
5 1/2% senior note                   353.6                  353.8
Other liabilities                    664.7                  639.2
Shareholders' equity               1,921.9                1,895.9
                                  --------               --------
                                 $ 3,471.0              $ 3,414.9
                                  ========               ========




Notes to Financial Tables
-------------------------

1) EBITDA represents earnings before interest, income taxes, depreciation, amortization, and nonrecurring charges, and includes the Company's proportional share of the underlying EBITDA of the income from equity investments. The Company uses EBITDA extensively as an internal management performance measure and believes it is a useful, and commonly used measure of financial performance in addition to earnings before taxes and other profitability measurements under generally accepted accounting principles
   ("GAAP"). EBITDA is not a measure of financial performance under GAAP. It should not be considered as an alternative to earnings before income taxes (or any other performance measure under GAAP) as a measure of performance or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. The following table reconciles earnings before income taxes, representing the most comparable measure under GAAP, to EBITDA for the three and six month periods ended June 30, 2004 and 2003.


                                    Three Months          Six Months
                                    Ended June 30,        Ended June 30,
                                   ----------------     ------------------
                                     2004     2003        2004      2003
                                   -----------------    ------------------
Earnings before income taxes       $ 166.6  $ 146.4      $ 314.6  $ 271.7
Add:
   Interest expense                    9.3     10.0         18.6     21.4
   Investment income                  (0.4)    (2.4)        (0.9)    (4.7)
   Other (income) expense, net         0.8     (0.2)         0.9      0.3
   Depreciation                       23.3     22.8         46.3     44.7
   Amortization                       10.5      9.5         20.8     18.0
   Equity investments' depreciation
    And amortization                   0.7      0.9          1.6      1.7
                                    ------   ------      -------   ------
   EBITDA                          $ 210.8  $ 187.4      $ 401.9  $ 353.1
                                    ======   ======       ======   ======